UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___)

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                           FIRST CITIZENS BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

                                             N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 15, 2009

TO:  Shareholders of First Citizens Bancshares, Inc.

                The annual meeting of shareholders of First Citizens Bancshares, Inc. will be held in the Lipford Room of First Citizens National Bank, One First Citizens Place, Dyersburg, Tennessee, on April 15, 2009 at 10:00 a.m. to act upon the following items of business:

1.             To elect eight directors for a term of three years expiring in 2012.

2.             To ratify the appointment of Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2009.

3.             To approve the Articles of Amendment to the Charter of First Citizens Bancshares, Inc.

4.             To transact such other business as may properly come before the meeting or any adjournment thereof.

We describe these items of business in more detail in the accompanying proxy statement. Shareholders of record at the close of business February 13, 2009 are entitled to notice of and to vote at the meeting.

                Please date, sign and return the enclosed proxy immediately in the stamped envelope provided.  It is important that you sign and return the proxy, even though you plan to attend the meeting in person.  You may revoke the proxy at any time before the proxy is exercised by giving written notice to us or by advising us at the meeting. If you will need special assistance at the meeting because of a disability, please contact Judy Long, Secretary at (731) 287-4254.

 This 13th day of March 2009.

                               By Order of the Board of Directors
                               /s/ Katie S. Winchester
                               Chairman

First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024

Proxy Statement
Annual Meeting of Shareholders
April 15, 2009

Solicitation

                The proxy accompanying this statement is solicited by and on behalf of the board of directors of First Citizens Bancshares, Inc. (the "Company") for use at the annual meeting of shareholders to be held April 15, 2009 and any adjournment thereof.  The time and place of the meeting is set forth in the accompanying Notice of Annual Meeting of Shareholders.

                We will pay the expense of preparing, assembling, printing and mailing the proxy statement and materials used in the solicitation of proxies for the meeting.  We will solicit proxies principally through use of the mail, but our officers, directors and employees may solicit proxies personally or by telephone, without receiving special compensation therefor.  Brokers, custodians and similar parties will be requested to send proxy material to beneficial owners of stock and will be reimbursed for reasonable expenses.  We anticipate mailing this proxy statement and accompanying form of proxy to shareholders on or about March 13, 2009.

                We will vote all proxies in the accompanying form, which are properly executed and returned to management, in accordance with your directions.  You may revoke any proxy you delivered to us at any time before it is exercised if you provide written notice to Judy Long, Secretary of the Company.  If you are present at the meeting and wish to vote in person, you may advise the Chairman of your intention to vote in person.  In this case, we will suspend powers of proxy holders with respect to your proxy.

                If you return your proxy but do not specify how you wish your shares to be voted, we will vote the shares represented by your executed proxy "for" the nominees for election as directors (provided that in the event cumulative voting occurs, the proxy holders will cumulate votes using their judgment so as to ensure the election of as many of the nominees as possible), "for" the ratification of Alexander Thompson Arnold PLLC to serve as our independent registered public accounting firm for the year ending December 31, 2009 and "for" approval of the Articles of Amendment to our Charter.  If any other business is properly presented at the meeting, we will vote your proxy in accordance with the recommendation of our board of directors.

Voting Securities

                At the close of business February 13, 2009, we had 3,717,593 shares of common stock outstanding and entitled to vote.  You are entitled to one vote, in person or by proxy, for each share of common stock you owned as of February 13, 2009, our record date.

                If any shareholder present at the annual meeting gives notice at the meeting prior to the voting for election of directors of the intention to vote cumulatively, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for the election of directors.  Cumulative voting allows you to cast a number of votes equal to the number of shares held in your name as of the record date, multiplied by the number of directors to be elected. You may cast votes for any one nominee or you may distribute your votes among as many nominees as you wish.  You may not, however, cumulate your votes against a nominee. If cumulative voting is declared at the meeting, we will cumulate votes represented by proxies delivered pursuant to this proxy statement at the discretion of the proxy holder, in accordance with management's recommendation.

                If cumulative voting is not declared at the meeting, director nominees will be elected by a plurality of the votes cast by the shareholders of our common stock entitled to vote in the election of directors. The ratification of Alexander Thompson Arnold PLLC to serve as our independent registered public accounting firm for the year ending December 31, 2009 and the approval of the Articles of Amendment to our Charter will each require the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. The approval of all other matters submitted to the shareholders will also require the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting.

                Inspectors of election will treat shares referred to as "broker non-votes" (i.e. shares held of record by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote with respect to proposals that do not relate to "routine" matters) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, however, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Because approval of the Articles of Amendment to our Charter is not a routine matter, broker non-votes on this proposal will have the effect of a vote against the proposal at the annual meeting.

Proposal I.  Election of Directors

                Our board of directors consists of 22 members with the terms of approximately 1/3 of the directors expiring every year.  At the meeting you will be asked to elect the individuals listed below who have been nominated by the board of directors to serve a term of three years.  Once elected, each director shall serve the stated term or until his successor has met the necessary qualifications and has been elected.  Should any nominee determine that he/she is unable to serve, the persons named in the accompanying proxy intend to vote for the balance of those named.  Each member of the Company's board of directors also serves as a director on the board of First Citizens National Bank (the "Bank"), a wholly owned subsidiary of the Company.

                The following tables set forth information (as of February 13, 2009) for each of our nominees to become directors and for directors whose terms expire in the years 2010 and 2011.  No director holds a directorship with any other public company or registered investment company.

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2012

Name and Principal Occupation for Past Five Years	Age	Director Since

JEFFREY D. AGEE	48	2005
President and CEO of the Bank and the Company. Previously served as Executive Vice President and CFO of the Bank and Vice President and CFO of the Company from August 1999 to June 2004.

EDDIE EUGENE ANDERSON	61	1984
Partner, Anderson Farms II.

CHRISTIAN E. HECKLER	41	2006
Appointed Regional President of the Southwest Region for the Bank in April 2006. Previously served as Community Bank President and Commercial Lender from 2002 to April 2006.

BARRY T. LADD	68	1996
Retired. Previously served as Executive Vice President and Chief Administrative Officer of the Company and the Bank from January 1996 to December 31, 2006.

JOHN M. LANNOM	55	1999
Attorney, private legal practice. Chairman and Chief Executive Officer of Forcum Lannom, Incorporated.

MILTON E. MAGEE	72	1969
Retired, Chic Farm Co., general farming. Partner Magee and Taylor, FLP, and J&M FLP, general farming.

G.W. SMITHEAL	53	1993
Partner, Smitheal Farm & Biesel and Smitheal Cattle Company

P.H. WHITE, JR.	77	1978
Owner, P.H. White Farms, general farming and P.H. White Company, manufacturer and distributor of livestock insecticide applicators.

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2011

Name and Principal Occupation for Past Five Years	Age	Director Since

J. WALTER BRADSHAW	47	1993
Vice President and Director, Bradshaw & Co. Insurors, an independent insurance agency.
LARRY W. GIBSON	62	1995
President, Roberts-Gibson, Inc., gasoline jobber company.
ALLEN G. SEARCY	67	1999

Secretary of Allen Searcy Builder-Contractor, Inc. President of Crestwood Development Corp.  Vice President of Building Solutions, Inc.  Partner, Allen's Building Materials, Inc. and owner of commercial real estate and rental properties.

DAVID R. TAYLOR	62	1997
CEO of Forcum-Lannom Contractors, LLC a company of engineers, contractors and developers.
DWIGHT STEVEN WILLIAMS	53	1991
Owner and President, Johnson-Williams Funeral Home. Partner, West TN Golf, LLC.
KATIE S. WINCHESTER	68	1990
Chairman of the Company and the Bank. Previously served as President, CEO and Vice Chairman of the Company and the Bank, from 1996 to April 2007.
JOSEPH S. YATES	46	2005
President, General Appliance and Furniture Company, retail furniture and appliance outlet.

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2010

Name and Principal Occupation for Past Five Years	Age	Director Since

WILLIAM C. CLOAR	72	1991
Retired 1998 from Dyersburg Fabrics, Inc., a textile manufacturing plant.
JAMES DANIEL CARPENTER	59	1993
Partner, Flatt Heating & Air Conditioning.
RICHARD W. DONNER	58	1985
President of Trenton Mills, a textile manufacturing facility.
BENTLEY F. EDWARDS	51	1997
Executive Vice President and Director of Burks Enterprises, Inc., a distributor of Dr. Pepper-Pepsi Cola products. Chief Operating Officer of Burks Beverage, L.P. P
RALPH E. HENSON	67	1997

Executive Vice President of the Bank and the Company. Previously served as Chief Credit Officer of the Bank from February 1993 to December 31, 2006, at which time he transitioned to part-time employment.

STALLINGS LIPFORD	79	1960
Chairman Emeritus of the Board of the Bank and the Company. Previously served as Chairman of the Board of the Company and the Bank from February 1984 to April 2005.
LARRY S. WHITE	60	1997

President of White & Associates Insurance Agency, Inc., a general insurance agency offering all lines of insurance. Managing Partner, First Citizens/White & Associates Insurance Company, LLC (50% owned subsidiary of the Bank).

Required Vote

                If cumulative voting is not declared at the annual meeting, and assuming the presence of a quorum, director nominees will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the annual meeting. If cumulative voting is declared at the annual meeting, the eight director nominees receiving the highest number of votes cast by the shares of our common stock present in person or by proxy at the annual meeting will be elected, assuming the presence of a quorum.

The board of directors recommends a vote "FOR" each of the nominees listed above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                 The Audit Committee has selected Alexander Thompson Arnold PLLC, as our independent registered public accounting firm for the year ending December 31, 2009.  We are presenting this proposal to the shareholders for ratification at the annual meeting.  A representative of Alexander Thompson Arnold PLLC is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                Total fees paid to Alexander Thompson Arnold PLLC for the fiscal years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Audit Fees(1)	$99,500	$90,300
Audit-Related Fees	-	-
Tax Fees(2)	22,215	17,088
All Other Fees	-	-
Total	$121,715	$107,388

__________________________

(1)       The Audit Fees for the years ended December 31, 2008 and 2007 consisted principally of fees for professional services in connection with the audits of our consolidated financial statements and the audit of internal control over financial reporting as well as various statutory and compliance audits.

(2)       The Tax Fees for the years ended December 31, 2008 and 2007 consisted principally of fees for professional services for tax compliance, tax advice and tax planning.

           All audit and non-audit services performed by Alexander Thompson Arnold PLLC must be pre-approved by the Audit Committee. The Audit Committee specifically reviews and pre-approves each audit and non-audit service provided by Alexander Thompson Arnold PLLC prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.

Required Vote

Assuming the presence of a quorum, the affirmative vote of the majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote is required to ratify the selection of Alexander Thompson Arnold PLLC as our independent registered public accounting firm. In the event that such a majority does not ratify the appointment of Alexander Thompson Arnold PLLC, the Audit Committee would consider the vote in connection with the engagement of an independent registered public accounting firm for fiscal year 2010, but would likely not consider a change for fiscal year 2009 because of the difficulty and expense of making such a change.

The board of directors recommends a vote "FOR" the ratification of the appointment of Alexander Thompson Arnold PLLC as our independent registered public accounting firm for the year ending December 31, 2009.

PROPOSAL 3: AMENDMENT TO OUR CHARTER

Introduction

On February 18, 2009, our board of directors authorized and approved an amendment (the "Amendment") to our Charter to authorize the issuance of up to 1,000,000 shares of preferred stock, no par value per share ("Preferred Stock"), subject to approval by our shareholders.

The complete text of the Amendment is attached hereto as Appendix A. If the Amendment is approved by the shareholders, the Amendment will become effective upon filing with the Tennessee Secretary of State, which we expect to occur promptly after the annual meeting or any adjournment thereof. The text of the Amendment may vary, however, for such changes that are consistent with this proposal that we may deem necessary or appropriate.

Purpose of the Amendment

Our board of directors believes that approving the Amendment to authorize the issuance of Preferred Stock is advisable and in our best interests and the best interests of our shareholders for several reasons. The authorization of Preferred Stock will supplement our authorized common stock by creating an undesignated class of Preferred Stock to increase our flexibility in structuring capital raising transactions, acquisitions, financings, joint ventures and strategic alliances. Preferred Stock may also be useful in connection with stock dividends, equity compensation plans or other corporate actions. Our board of directors from time to time evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue Preferred Stock will enable us to develop equity securities with terms tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize additional Preferred Stock on a case-by-case basis. Our board of directors believes that approving the Amendment to authorize the issuance of Preferred Stock will provide us with an enhanced ability to respond to opportunities and favorable capital market conditions before the opportunity or conditions pass.  Although we may consider issuing shares of the Preferred Stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the Preferred Stock.

Description of the Preferred Stock

            Currently, the Charter authorizes only the issuance of up to 10,000,000 shares of our common stock. If this proposal is approved by our shareholders, we will also be authorized to issue up to 1,000,000 shares of Preferred Stock.

Although we may consider issuing shares of the Preferred Stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the Preferred Stock. The Amendment will give our board of directors the express authority, without further action by our shareholders (except as may be required by applicable law, rule or regulation), to issue shares of Preferred Stock from time to time in one or more series and to fix before issuance with respect to each series:

•         The designation and number of shares constituting the series;

•         The increase or decrease of the number of shares constituting the series to a number not less than the number of outstanding shares of such series;

•         The dividend rights and rates, if any, including whether or not dividends shall be cumulative;

•         The rights and terms of redemption, if any;

•         The liquidation rights, if any;

•         The voting rights, if any;

•         Whether the shares will be subject to the operation of a sinking fund or purchase fund, if any;

•         The conversion rights, if any; and

•         Any other powers, preferences, rights, limitations or restrictions.

Possible Effects on Holders of Common Stock

We are unable to determine the actual effect of the issuance of a series of Preferred Stock on the rights of the holders of our common stock until our board of directors determines the rights of the holders of such series. A series of Preferred Stock may have features, however, that could include:

•   Restricting our ability to declare dividends on our common stock;

•   Restricting our ability to repurchase outstanding common stock;

•   Diluting the voting power of our common stock;

•   Diluting the equity interests and voting power of holders of our common stock if the Preferred Stock is convertible into common stock; and

•   Restricting distributions of assets to the holders of our common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred  Stock.

Possible Anti-Takeover Effects

The Amendment could adversely effect the ability of third parties to take us over or change our control by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of us with another company. The ability of our board of directors to establish the rights of, and to cause us to issue, substantial amounts of Preferred Stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in our control or to dilute the stock ownership of holders of common stock seeking to obtain control of us. The rights of the holders of common stock will be subject to, and may be adversely affected by, any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in our control.

Dissenters' Rights

Pursuant to the Tennessee Business Corporation Act, shareholders are not entitled to dissenters' rights with respect to the Amendment.

Required Vote

Assuming the presence of a quorum, the affirmative vote of the majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote is required to approve the proposed Amendment.

The board of directors recommends that shareholders vote "FOR" approval of the proposed Amendment to our Charter.

CORPORATE GOVERNANCE

                A majority of our directors are independent, as that term is defined below.  The Corporate Governance Committee of the board of directors has determined that Messrs. Agee, Henson, Heckler and Lipford, and Ms. Winchester are not independent, because each is an employee of the Bank.  Mr. Ladd is also not considered independent because he retired as Executive Vice President and Chief Administrative Officer of the Bank as of December 31, 2006.  Although Mr. Larry White meets the criteria defined below for independence, the Corporate Governance Committee does not consider Mr. White to be independent because he serves as Managing Partner of First Citizens/White and Associates Insurance Company, LLC, which is a 50% owned subsidiary of the Bank.  The Corporate Governance Committee annually reviews relationships that exist between the Company and a director and his or her related interests for the purpose of determining whether the director is independent.  The full board conducts this review on directors serving as members of the Corporate Governance Committee.  A director is presumed to be independent unless the director (or their immediate family members):

•    Has been an employee or executive of the Company during the last 3 years;

•    Has been an employee or partner of the Company's independent registered public accounting firm during the last three years;

•    Is an owner, partner, employee, director of an entity with material relationships (i.e., makes payments to, or receives payments from the Company which exceed the greater of $1 million, or 2% of the entity's gross revenues) with the Company, either as a vendor or customer, except in situations where revenues are generated as a result of a competitive bid process in which the board determines the business relationship is in the best interest of the Company; or

•    Receives more than $100,000 per year in direct compensation from the Company, other than director and related fees.

These independence standards can also be found in the "About Us - Investor Relations - Selection and Composition of the Board" section of our website at www.firstcitizens-bank.com.

Board and Committee Meetings

Our board of directors met five times in 2008, while the Bank's board of directors held 12 meetings.  The Company's board of directors has no standing committees. All directors attended a minimum of 75% of the total of all meetings of the board and all Bank board committees on which such director served during the fiscal year.  Although we have no specific policy with regard to attendance by directors at the annual meeting, all directors attended the annual meeting in 2008.

Committees of the Board of Directors

Although the Company's board of directors has no standing committees, the Bank's board of directors has an Audit Committee and a Corporate Governance/Nominating/Compensation Committee.  On April 16, 2008, the Bank's board appointed members of the Audit Committee and the Corporate Governance/Nominating/Compensation Committee to serve for a term of one year.

            All members of the Audit Committee and the Corporate Governance/Nominating/Compensation Committee are "independent" as described above in the section entitled "Director Independence." Directors serving as members of the Corporate Governance Committee also serve as the members of the Nominating and Compensation Committees.  The Corporate Governance/Nominating/Compensation Committee met five times during 2008. The Audit Committee charter, the Corporate Governance/Nominating/Compensation Committee charter can be found in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com.

Audit Committee

The Audit Committee charter requires members of the committee to be financially literate.  No members of the committee are considered a "financial expert," as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee held six meetings in 2008.  The committee's meetings included, whenever appropriate, sessions with our independent registered public accounting firm and our senior internal auditor, in each case without the presence of management.

Nominating Committee

            The Corporate Governance/Nominating/Compensation Committee assists the board in identifying individuals qualified to become directors and recommending to the board nominees to be voted upon at the next annual meeting of shareholders. The committee has responsibility for the selection and composition of the board. In fulfilling that commitment, the committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity.  The process for nominees to be proposed for election to the board other than those made by the existing board is discussed in detail in the section entitled "General Information - Proposals by Shareholders/Director Selection."

Compensation Committee

             The Corporate Governance Committee also functions as the Compensation Committee. Compensation issues were considered during two of the five meetings of the Corporate Governance/Nominating/Compensation Committee in 2008. The purpose of the Compensation Committee is to discharge the board's responsibilities relating to compensation of executive officers.  The committee has overall responsibility for evaluating and approving executive officer salary, benefits, bonus, incentive compensation, severance, equity-based or other compensation plans, as well as compensation policies and programs.

Compensation Committee Interlocks and Insider Participation

                The Compensation Committee consists of five directors as identified in the Compensation Committee Report.  No member of this committee has at any time been an officer or employee of the Company, the Bank or any of its subsidiaries and all are considered independent based on the guidelines described above.  None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our board of directors or Compensation Committee.

Code of Ethics

                The Company has a Code of Ethics applicable to all employees, including the principal executive officer as well as all professionals serving in a finance, accounting, treasury, tax or investor relation role.  A separate Code of Ethics is applicable to our financial professionals and contains provisions specific to financial professionals.  Both the Code of Conduct and the Code of Ethics for Financial Professionals are available under the "About Us - Investor Relations" section on our website (www.firstcitizens-bank.com).  We also intend to post changes and amendments (if any) to our Code(s) of Conduct and Ethics on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of the record date for the 2009 annual meeting, the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee, (iii) each of our Named Executive Officers identified in the section below entitled "Executive Compensation - Summary Compensation Table" and (iv) all of our directors and executive officers as a group. As of February 13, 2009, there were 3,717,593 shares of our common stock outstanding. We relied on information supplied by our directors, executive officers and beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
First Citizens National Bank Employee Stock Ownership Plan and Trust	735,223	19.78%
Jeffrey D. Agee	9,049(2)	*
Eddie Eugene Anderson	10,556	*
Sherrell Armstrong	422(2)	*
J. Walter Bradshaw	43,047(2)	1.16%
Laura Beth Butler	100(2)	*
James Daniel Carpenter	3,226	*
William C. Cloar	20,208	*
Richard W. Donner	8,778	*
Bentley F. Edwards	886	*
Larry W. Gibson	6,887	*
Christian E. Heckler	250(2)	*
Ralph E. Henson	14,894(2)	*
Barry T. Ladd	24,693(2)	*
John M. Lannom	26,840	*
Stallings Lipford	32,727(2)	*
Judy Long	3,219(2)	*
Milton E. Magee	50,597	1.36%
Allen G. Searcy	20,906	*
G.W. Smitheal	32,211	*
David R. Taylor	2,544	*
Larry S. White	59,189	1.59%
P.H. White, Jr.	13,393	*
Dwight Steven Williams	4,724	*
Katie S. Winchester	2,015(2)	*
Joseph S. Yates	4,610	*
Directors and executive officers as a group (26 persons)	396,461	10.66%

__________________________

*              Less than one percent.

(1)       The address for all listed beneficial owners is One First Citizens Place, Dyersburg, Tennessee 38024.

(2)       Does not include certain shares of our common stock held through the First Citizens National Bank Employee Stock Ownership Plan and Trust (the "ESOP").  As of February 13, 2009, Messrs.   Agee and Armstrong, Ms. Butler, Messrs. Heckler, Henson and Lipford, Ms. Long and Ms. Winchester held 16,625 shares, 2,877 shares, 277 shares, 523 shares, 25,900 shares, 23,013 shares,  12,888 shares and 23,331 shares, respectively, through the ESOP.

COMPENSATION DISCUSSION AND ANALYSIS

                 Our compensation programs are designed to align compensation with business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to the success of the Company. In order to link pay to performance, we provide an executive compensation program that includes base pay, annual incentive bonuses and retirement benefits through contributions to our ESOP and 401(k) plans.  In addition, all executive officers except for the Chief Financial Officer are provided life insurance during the term of their employment and in post-retirement periods.  Life insurance benefits for the Chief Financial Officer are limited to the term of her employment.

Compensation Philosophy

                The same philosophies used in determining compensation for all Named Executive Officers are used in determining compensation for the Chief Executive Officer and Chief Financial Officer. The Chief Executive Officer's compensation has been reviewed and set by the Compensation Committee since 1996. The Compensation Committee establishes compensation of the Chief Executive Officer based on the achievement of specific financial and non-financial objectives.  The Chief Executive Officer makes recommendations for base salary of all executive officers (other than for Chief Executive Officer) subject to approval of the Compensation Committee. No specific weighting or formula is used to determine the aggregate amount of base salary and cash incentive bonus for the Chief Executive Officer or Chief Financial Officer. In determining the aggregate amount of base salary and cash incentive bonus for the Named Executive Officers, the Compensation Committee considers compensation levels for chief executive officer, chief financial officer and other executive officer positions of peer financial institutions as published in annual compensation and benefits surveys conducted by American Bankers Association, Tennessee Bankers Association and the Delves Group. These surveys do not identify the specific banks or bank holding companies that participated in the survey, but do provide data for the participating institutions grouped according to asset size and geographic region.  In its review of the aggregate amount of base salary and incentive bonus for the Named Executive Officers for 2008, the Compensation Committee primarily focused on data in these surveys for financial institutions with an asset size of $500 million to $1 billion located in the Southeastern region of the United States.

Base Salary

                Subject to the approval of the Compensation Committee, base salaries of the Named Executive Officers are set annually contingent upon job-related experience, individual performance and pay levels of similar positions at peer institutions. Ms. Winchester's base salary is determined in accordance with the terms of her employment agreement, as discussed below in the section entitled "Executive Compensation - Summary Compensation Table - Employment Agreements." For each executive office position, salary and incentive bonus ranges for similarly situated executives in our peer group as published in annual surveys are averaged and compared to current salary and incentive bonus levels for our executives.  The Compensation Committee determined that the 2008 base salary plus cash incentive bonus for each of the Named Executive Officers was below the aggregate average base salary plus incentive bonus for the surveys.  Furthermore, the Compensation Committee determined that each of the Named Executive Officers (excluding Ms. Winchester) had an aggregate base salary and cash incentive bonus for 2008 that was below the 50th percentile of the aggregate base salary plus incentive bonus for financial institutions in our asset size and region, as reported in the Delves Group survey.

The following table provides the base salary for each of the Named Executive Officers for the year ended December 31, 2008:

Name	2008 Base Salary	Change from 2007 Base Salary
Jeffrey D. Agee	$200,000	8.1%
Laura Beth Butler	110,000	10.0
Katie S. Winchester	200,000	(28.6)
Judy Long	160,000	3.7
Sherrell Armstrong	135,712	6.3

Incentive Compensation Plan

                Each of the Named Executive Officers except for Ms. Winchester is eligible for a cash incentive bonus under a customized individual incentive plan.  Each incentive plan provides bonus cash compensation based on corporate, business unit and individual performance goals that are established each year by the Compensation Committee. For 2008 cash bonuses, the level of incentive compensation for the applicable Named Executive Officers was based on a minimum return on equity of 10.0% for the Company.  Because the Company had a return on equity of 10.07% for the year ended December 31, 2008, each of the eligible Named Executive Officers received a cash incentive bonus under his or her respective incentive plan. Further, after the amount of each earned bonus is determined for each eligible Named Executive Officer, as discussed below, up to 25% of each such bonus can be deducted from the total amount actually paid if the executive does not meet or exceed personal business development goals during the plan year.  For 2008, all eligible Named Executive Officers met or exceeded their personal business development goals and, therefore, no cash incentive bonuses were reduced by 25%.

The incentive bonus awardable to each of Mr. Agee and Ms. Long for 2008 was not contingent upon achievement of any other corporate or individual goals and, therefore, each received 100% of his or her respective incentive bonus. The incentive bonus awardable to each of Ms. Butler and Mr. Armstrong was contingent upon achievement of additional goals, as discussed below.  Prior to 2008, cash incentives were paid annually in December of each year. Beginning in 2008, annual incentive compensation for each year is paid in January of the following year.

             The following bonuses were paid to the Named Executive Officers in 2009 based on achievement of corporate and individual performance goals for 2008:

Name	Percentage of Potential Bonus Received	Incentive Plan Compensation
Jeffrey D. Agee	100%	$63,250
Laura Beth Butler	92	23,000
Katie S. Winchester	N/A	--
Judy Long	100	42,550
Sherrell Armstrong	95	32,237

 For the year ended December 31, 2008, the incentive plan for Ms. Butler was revised as approved by the Compensation Committee based on the recommendation of the Chief Executive Officer.  The plan provided for a bonus of up to $25,000 if certain individual and Company performance targets were met.  There were five equally weighted performance targets, which consisted of the following:

Category	Description
Return on Equity	Return on equity is benchmarked against Southeast Bank Group Index (data provided by SNL Financial and produced by Mercer Capital's Financial Institutions Group) and must meet or exceed peer averages.
Total Shareholder Return	Total shareholder return is benchmarked against Southeast Bank Group Index and must meet or exceed peer averages.
Dividend Yield	Dividend yield is benchmarked against Southeast Bank Group Index and must meet or exceed peer averages.
Audits	Results and/or ratings of internal and external audits must be satisfactory and limited to minor findings/exceptions, if any.
Regulatory Ratings	Consideration of regulatory ratings helps ensure balance of risk management and profitability.

For the year ended December 31, 2008, the incentive plan for Mr. Armstrong was revised as approved by the Compensation Committee based on the recommendation of the Chief Executive Officer.  The plan provided for a bonus of up to 25% of base salary if certain Company performance targets were met.  There were six performance targets designed to emphasize credit quality as well as overall growth and profitability goals of the Bank.  The six factors were as follows:

Category	Description	Weighting Factor
Return on Equity	Return on equity is benchmarked against Southeast Bank Group Index and must meet or exceed peer averages.	20%
Criticized Loans	Criticized loans as a percent of total capital are compared to internal policy limit of 25%.	20%
Net Loan Losses to Average Total Loans	Net losses for the year as a percent of average total loans are benchmarked to Uniform Bank Performance Report (as provided by Federal Financial Institutions Examination Council) and must be equal or less than peer averages.	20%
Average Non-performing Loans to Average Total Loans	Average non-performing loans as a percent of average total loans are benchmarked to Uniform Bank Performance Report and must be equal or less than peer averages.	20%
Average Loan Yield	Average loan yield is benchmarked to Uniform Bank Performance Report and must be equal or exceed peer averages.	10%
Loan Volume Goals	Loan volumes must meet or exceed internal growth goals as determined by the Chief Executive Officer and board of directors.	10%

For 2009, the incentive plans for Mr. Agee and Ms. Long have been revised to ensure the compensation program is competitive, comprehensive and properly reflects our strategic direction.  The new plan will provide an incentive of 25% to 50% of annual salary based on performance in certain categories.  Performance will be measured using a "balanced scorecard" matrix, which is aligned with our strategic goals of creating long-term shareholder value and protecting the interests of the Bank's depositors.  The plan is subject to the Company attaining a minimum return on equity as set by the board of directors, which has been set at 10.0% for 2009.  The "balanced scorecard" matrix for 2009 is equally weighted with five major components, which are as follows:

Category	Description
Employees

Employee turnover rates compared to peer institutions and corporate culture survey results are used to gauge achievement of goals to attract, develop and retain high quality employees in positive corporate culture and environment.

Customers	Results from various customer surveys provide independent feedback about mission to provide exceptional level of customer service.
Growth and Innovation

Growth and innovation drive and create long-term shareholder value.  Quantitative factors include growth rates for assets, market share and referrals.  Qualitative factors considered include leadership development, new projects, products or services implemented during the plan year and other accomplishments.

Shareholder Return	Shareholder return is measured by comparing the Company to peer institutions on dividend yield, return on equity and total shareholder return.
Regulatory Ratings	Consideration of regulatory ratings helps ensure balance of risk management and profitability.

Retirement Contributions

                The ESOP provides for participation by all employees of the Bank who are at least 21 years old and who have completed a year of service if, at the end of the first 12 consecutive months of employment, the employee has been credited with at least 1,000 hours of service.  All of the Named Executive Officers are participants in the ESOP. The Bank makes contributions equal to 7% of a participant's total compensation under the ESOP.

The Bank's 401(k) plan provides for participation by all employees of the Bank who are at least 21 years old and who have completed a year of service if, at the end of the first 12 consecutive months of employment, the employee has been credited with at least 1,000 hours of service. All of the Named Executive Officers are participants in the 401(k) plan. The Bank makes contributions equal to 3% of a participant's total compensation under the 401(k) plan. In addition, employees may elect to make employee contributions subject to applicable IRS regulations and limits. Total compensation for retirement contribution purposes is based on total compensation that is subject to federal income tax for each calendar year.

Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements

The Bank has a bank-owned life insurance plan that offers Endorsement Split Dollar Life Insurance to certain officers of the Bank with a position of Vice President and higher. Each of the Named Executive Officers participates in this plan.  Each of the Named Executive Officers except for Ms. Butler is eligible for death benefits in post-retirement periods under this plan.  Ms. Butler is eligible for death benefits under the plan limited to the term of her employment.

Executive Management Life Insurance Death Benefit Only Salary Continuation Plans provided for in the employment agreements with Ms. Winchester, Mr. Agee, Ms. Long, Mr. Ladd and Mr. Henson were replaced in December 2007 with Endorsement Split Dollar Life Insurance Plans and Amended and Restated Split Dollar Agreements.  The new agreements combine the death benefits from the Bank's larger group plan discussed above with the death benefits established in the Executive Management Life Insurance Death Benefit Only Salary Continuation Plans.  The new agreements did not change the total after-tax death benefit provided to each participant.

Because the new Endorsement Split Dollar Life Insurance Plans created imputed income to each participant without generating cash to pay the tax expense associated with the imputed income, and in order to provide participants the same after-tax benefit provided under the previous plans, effective January 1, 2008 we entered into Imputed Income Tax Reimbursement Agreements with Ms. Winchester, Mr. Agee, Ms. Long, Mr. Ladd and Mr. Henson under the Amended and Restated Split Dollar Agreements. The Imputed Income Tax Reimbursement Agreements provide for annual cash payments to the participants until death beginning in March 2009 for the previous tax year in amounts equal to a portion of federal income taxes attributable to (i) the income imputed to the participant on the benefit under the Amended and Restated Split Dollar Agreement and (ii) the additional cash payments under the Imputed Income Tax Reimbursement Agreement. Each participant was 100% vested in this benefit as of January 1, 2008. Thus, 100% of the principal (or service) cost of the plan was accrued for as of January 1, 2008 and expensed through earnings in the year ended December 31, 2008.  Interest accrues monthly at a discount rate of 7.0%.  The plan is accounted for under guidance provided in Accounting Principles Board Opinion No. 12 as amended by SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions."

EXECUTIVE COMPENSATION

Summary Compensation Table

                The table below discloses the compensation paid to each of the Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2008 and whose total compensation for 2008 exceeded $100,000 (the "Named Executive Officers").  This tabulation is for the years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Jeffrey D. Agee Chief Executive Officer and President	2008	$200,000	$63,250	$20,677	$36,535	$320,462
	2007	185,000	69,133	--	40,561	294,694
	2006	165,000	61,985	--	35,699	262,684
Laura Beth Butler Chief Financial Officer	2008	110,000	23,000	--	11,317	144,317
	2007	100,000	16,013	--	15,208	131,221
	2006	88,000	14,095	--	10,507	112,602
Katie S. Winchester Chairman	2008	200,000	-	119,824	44,967	364,791
	2007	280,000	102,200	--	47,451	429,651
	2006	264,120	96,695	--	42,519	403,334
Judy Long Chief Operating Officer	2008	160,000	42,550	34,780	31,658	268,988
	2007	154,260	57,006	--	34,994	246,260
	2006	139,260	51,968	--	31,649	222,877
Sherrell Armstrong Chief Credit Officer	2008	135,712	32,237	--	14,054	182,003
	2007	127,712	32,041	--	16,263	176,016
	2006	107,712	13,467	--	12,385	133,564

__________________________

(1)       Reflects cash bonus awards earned during the years indicated.

(2)       The key assumptions used to determine the present value of the accumulated benefit under the Imputed Income Tax Reimbursement Agreements are described below in the section entitled         "Pension Benefits."

(3)       Details of the amounts reported as All Other Compensation for 2008 are as follows:

Name	Taxable Automobile Fringe Benefit	Imputed Income for Life Insurance Benefit	Gross-Up Payment(a)	Retirement Plan Contribution	Director Fees(b)
Jeffrey D. Agee	$991	$559	$482	$21,503	$13,000
Laura Beth Butler	--	288	--	11,029	--
Katie S. Winchester	5,099	3,519	2,800	20,549	13,000
Judy Long	2,667	754	812	17,425	10,000
Sherrell Armstrong	--	304	--	13,615	--

__________________________

(a)       Reflects a gross-up payment for social security and Medicare taxes.

(b)       Named Executive Officers who are also directors receive fees for board meetings they attend but not for Bank board committee meetings. For additional information about fees for board meetings, see the section below entitled "Director Compensation." Compensation for service by Named Executive Officers on our board of directors and the Bank board of directors during the year ended December 31, 2008 are reflected in the following table:

Name	Fees Earned or Paid in Cash	All Other Compensation*	Total
Jeffrey D. Agee	$3,000	$10,000	$13,000
Katie S. Winchester	--	13,000	13,000
Judy Long	9,000	1,000	10,000

__________________________

*              All Other Compensation consists of director fees paid to charitable organizations.

Employment Agreements

                Employment agreements are currently in effect for Mr. Agee, Ms. Long and Ms. Winchester.  Agreements for Mr. Agee and Ms. Long include severance provisions in the event the executive voluntarily terminates his or her employment or the executive is terminated under certain circumstances, including without "cause" or in connection with a change in control, as specified below. Under the employment agreements for Mr. Agee and Ms. Long, "cause" generally means (i) the conviction of the executive or the rendering of a final non-appealable judgment for the willful and continued failure to substantially perform his or her duties under the agreement, our policies or federal or state law, which breach of duty materially adversely affected the safety and soundness of the Company or (ii) the non-appealable conviction of a felony. Further, "change in control" generally means (i) the acquisition by any person or group of persons of the shares of the Company or the Bank which, when added to any other shares beneficially owned by such acquiror, results in ownership by any person(s) of 10% of such stock or which would require prior notification under any federal or state banking law or regulation or (ii) the occurrence of any merger, consolidation or reorganization to which the Company or the Bank is a party and to which the Bank or the Company is not a surviving entity, or the sale of substantially all of the assets of the Company or the Bank.

Under the employment agreements for Mr. Agee and Ms. Long, if termination by the Company for cause occurs before, coincident with or after a change in control or termination by the executive occurs prior to a change in control (including by reason of death, disability or retirement), the executive is entitled to receive (a) his or her base salary at the annual rate in effect through the last day of the month in which the termination occurs, (b) a pro-rata portion of any bonus earned prior to the date of termination to the extent not paid and (c) any amounts due under any other benefit plans in effect at the date of termination. If termination by the Company not for cause occurs at least six months before a change in control, the executive is entitled to receive payments under the agreement through the end of the term of the agreement without further automatic extensions. Both of these employment agreements are renewable annually in April.

In the event that either Mr. Agee or Ms. Long is terminated without cause or terminates his or her employment coincident with or following a change of control (including by reason of death, disability or retirement), the employment agreements provide for compensation in addition to the amount specified above that the executive would receive upon termination for cause. In these circumstances, the executive would also receive a lump sum cash payment in an amount equal to two times compensation paid in the preceding calendar year, or scheduled to be paid to the executive during the year of the termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on such lump sum amount; provided, however that if the lump sum payment, together with other payments that the executive is entitled to receive from the Company, would constitute a parachute payment under Section 280G of the Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion of the lump sum payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. For purposes of this calculation, compensation is equal to the amount of total compensation reported or to be reported on the executive's Form W-2 for the applicable year.

Pursuant to these employment agreements as amended by the Amended and Restated Split Dollar Agreements (described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements"), the Company has purchased a life insurance policy for each of Mr. Agee and Ms. Long with a face amount of $650,000. Upon the death of Mr. Agee prior to separation of service, we will pay an amount equal to $650,000 from the proceeds of the policy to the person(s) he properly designated or the personal representative of the his estate.  Upon the death of Mr. Agee after separation of service, we will pay an amount equal to $300,000 from the proceeds of the policy to the person(s) he properly designated or the personal representative of his estate. Upon the death of Ms. Long prior to or after separation of service, we will pay an amount equal to $650,000 from the proceeds of the policy to the person(s) she properly designated or the personal representative of her estate.  All proceeds received from the policy in excess of these amounts will be retained by the Company to offset the cost of providing these benefits.

            The employment agreement for Ms. Winchester was amended and restated effective January 1, 2008 to provide for part-time employment. The term of employment under the new contract ends December 31, 2011, unless earlier terminated pursuant to the terms of the contract.  The contract provides for annual base compensation of $200,000 inclusive of payment of premiums on her long-term care insurance.  Additional benefits include payment of premiums on health insurance and a monthly allowance to cover automobile expenses for Bank related travel. Ms. Winchester participates in the ESOP and 401(k) plan and will serve as a member of the board during the term of her employment for so long as shareholders continue to elect her.  Ms. Winchester does not participate in any incentive compensation plans that are offered to other Named Executive Officers.  Pursuant to her Amended and Restated Split Dollar Agreement (described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements"), the Company has purchased a life insurance policy for Ms. Winchester with a face amount of $850,000. Upon the death of Ms. Winchester prior to or after separation of service, we will pay an amount equal to $850,000 from the proceeds of the policy to the person(s) she properly designated or the personal representative of her estate.  All proceeds received from the policy in excess of this amount will be retained by the Company to offset the cost of providing the benefit.

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of our Named Executive Officers under the corresponding Imputed Income Tax Reimbursement Agreement, each of which is a non-qualified defined benefit plan and not a pension plan, as of December 31, 2008:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Jeffrey D. Agee	Imputed Income Tax Reimbursement Agreement	N/A	$20,677	$--
Laura Beth Butler	--	--	--	--
Katie S. Winchester	Imputed Income Tax Reimbursement Agreement	N/A	119,824	--
Judy Long	Imputed Income Tax Reimbursement Agreement	N/A	34,780	--
Sherrell Armstrong	--	--	--	--

Under each Imputed Income Tax Reimbursement Agreement, the present value of the accumulated benefit consists of two components - service costs and interest costs. As participants were 100% vested as of January 1, 2008, 100% of service cost for each participant was accrued as of January 1, 2008.  Service costs are based on the net present value of the sum of payments in accordance with each participant's agreement.  Interest costs are credited at an interest rate of 7%.

Potential Payments Upon Termination or Change-in-Control

            We have entered into certain agreements and maintain certain plans that will require us to provide compensation to Mr. Agee and Ms. Long in the event of a termination of employment or change in control.  We are not required to make any payments to Mr. Armstrong, Ms. Butler or Ms. Winchester upon their termination or a change in control except for death benefits from life insurance plans described above in the section entitled "Compensation Discussion and Analysis - Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements."  The amount of compensation payable to each Named Executive Officer if each situation occurred on December 31, 2008 is listed in the tables below.

Mr. Agee

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$60,822(1)	$-	$599,570(2)	$650,000(3)
Federal Tax Gross-Up Payments	-	-	-	209,850(4)	-

Ms. Butler

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$300,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

Ms. Winchester

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$850,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

Ms. Long

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$48,658(1)	$-	$468,416(2)	$650,000(3)
Federal Tax Gross-Up Payments	-	-	-	163,946(4)	-

Mr. Armstrong

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control	Death or Disability
Cash Payments	$-	$-	$-	$-	$350,000(3)
Federal Tax Gross-Up Payments	-	-	-	-	-

__________________________

(1)  Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects a severance payment equal to the executive's base salary at the annual rate for the period from December 31, 2008 to the end of the current term of the agreement, April 21, 2009, and assumes that the termination occurs at least six months before a change in control.

(2)  Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects a severance payment equal to two times the compensation that is subject to federal income taxes for 2008.

(3) Pursuant to the Named Executive Officer's Amended and Restated Split Dollar Agreement, the amount shown reflects the proceeds from a life insurance policy purchased and maintained by the Company, offset by our cost in providing the benefit. For Mr. Agee, the amount shown reflects a payment upon his death prior to separation of service.

(4)  Pursuant to the Named Executive Officer's employment agreement, the amount shown reflects an amount sufficient to pay income tax on the severance amount, assuming a tax rate of 35%.

DIRECTOR COMPENSATION

The following table provides information with respect to director compensation for directors who were not Named Executive Officers for the fiscal year ended December 31, 2008:

Name	Fees Earned or Paid in Cash	Non-equity Incentive Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Eddie E. Anderson	$18,000	$--	$--	$1,500	$19,500
J. Walter Bradshaw	6,500	--	--	8,000	14,500
James Daniel Carpenter	9,000	--	--	6,000	15,000
William C. Cloar	15,000	--	--	--	15,000
Richard W. Donner	18,000	--	--	2,000	20,000
Bentley F. Edwards	19,500	--	--	--	19,500
Larry W. Gibson	14,000	--	--	1,000	15,000
Christian E. Heckler	13,000	14,915	-	165,128(3)	178,128
Ralph E. Henson	5,500	-	71,800	121,789(3)	199,089
Barry T. Ladd	12,000	-	71,264	20,194(3)	103,458
John M. Lannom	30,000	--	--	--	30,000
Stallings Lipford	10,000	--	--	136,661(3)	146,661
Milton E. Magee	32,000	--	--	--	32,000
Allen G. Searcy	26,000	--	--	4,000	30,000
G. W. Smitheal	19,000	--	--	1,000	20,000
David R. Taylor	20,000	--	--	11,500(3)	31,500
Larry S. White	--	--	--	19,500(3)	19,500
P. H. White, Jr.	13,300	--	--	16,700(3)	30,000
Dwight Steven Williams	13,000	--	--	7,000	20,000
Joseph S. Yates	13,500	--	--	1,000	14,500

__________________________

(1)        Reflects cash bonus awards earned during 2008.

(2)       Messrs. Ladd and Henson are participants in the non-qualified defined benefit plan discussed in the section above entitled "Compensation Discussion and Analysis-Endorsement Split Dollar Life Insurance and Imputed Income Tax Reimbursement Agreements." The key assumptions used to determine the present value of the accumulated benefit under the Imputed Income Tax Reimbursement Agreements are described above in the section entitled "Executive Compensation - Pension Benefits." Participant information for these directors is as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Ralph E. Henson	Imputed Income Tax Reimbursement Agreement	N/A	$71,800	$--
Barry T. Ladd	Imputed Income Tax Reimbursement Agreement	N/A	71,264	--

(3)           Details of the amounts reported as All Other Compensation for 2008 are as follows:

Name	Salary	Loan and Deposit Commission	Taxable Automobile Fringe Benefit	Imputed Income on Life Insurance Benefits	Gross-Up Payment(a)	Retirement Plan Contribution	Fees Paid to Charitable Organizations
Christian E. Heckler	$130,000	$1,400	$3,807	$168	$--	$14,838	$--
Ralph E. Henson	100,000	--	--	3,383	2,334	11,572	4,500
Barry T. Ladd	--	--	--	3,205	8,789	--	8,000
Stallings Lipford	119,075	--	--	14,060	--	14,363	3,000
David R. Taylor	--	--	--	--	--	--	10,000
Larry S. White	--	--	--	--	--	--	10,000
P.H. White, Jr.	--	--	--	--	--	--	10,000

__________________________

(a)            Reflects a gross-up payment for social security and Medicare taxes.

                The board of directors establishes director fees on an annual basis.  Directors who are executive officers of the Bank or any of its subsidiaries receive fees for service on the board, but do not receive additional compensation for service on a Bank board committee. In 2008, directors were paid $500 for each meeting attended as well as an annual retainer fee of $4,000.  In addition, annual fees were paid in the amount of $3,000 to each of Ms. Winchester and Messrs. Heckler and Agee for service on our Southwest Region Advisory Board.  This Advisory Board considers issues specific to customers in our southwest markets.

                We pay additional amounts annually for service on various Bank board committees.  Members of the Audit Committee and Corporate Governance/Nominating/Compensation Committee are each paid $10,000 with an additional $2,000 paid to each committee chairman.  Outside directors serving on all other Bank board committees are compensated at $5,000 annually, except Executive Committee members who receive $10,000 annually.

                All director fees are paid in cash.  Directors may choose to have their fees donated to a charitable organization qualifying under Section 501(c)(3) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

                The Compensation Committee has reviewed the section titled "Compensation Discussion and Analysis" with management. Based on the review and discussions with management, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee:
Milton E. Magee, Chairman
John M. Lannom
Allen G. Searcy
David R. Taylor
P. H. White, Jr.

AUDIT COMMITTEE REPORT

The role and responsibilities of the Audit Committee are set forth in the committee's charter, a copy of which can be found in the " About Us - Investor Relations" section of our website at www.firstcitizens-bank.com. In fulfilling its responsibilities, the Audit Committee:

•    The Audit Committee has reviewed and discussed the audited financial statements with management.

•    The Audit Committee has discussed with Alexander Thompson Arnold PLLC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•    The Audit Committee has received written disclosures and the letter from independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountant's independence.

                Based on the review and discussions referred to above, the Audit Committee recommended to the Company's board of directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2008 and for filing with the Securities and Exchange Commission.

Audit Committee:
David R. Taylor, Chairman
Eddie E. Anderson
Bentley S. Edwards
John M. Lannom
G. W. Smitheal

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                We conduct certain transactions with executive officers, directors, principal shareholders and their affiliates (collectively referred to hereafter as "related parties").  Such transactions are conducted under the ordinary course of business and consist primarily of loan and deposit activities.  Extensions of credit to related parties are governed by board-approved policies.  Such policies are designed and implemented to comply with applicable regulations including but not limited to Regulation O (12 CFR 215).  Our board of directors approved Code of Conduct provides guidance regarding transactions with related parties.  Written policies and procedures as well as the Code of Conduct require related party transactions to be entered into under substantially the same terms as unrelated party transactions.  All non-lending transactions with related parties of a material nature must be approved by the board of directors.

                Banking transactions in the ordinary course of business with directors, officers, principal shareholders and their affiliates are on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others.  An affiliate includes a corporation or other entity of which an officer or director of the Company is an officer, partner, or 10% shareholder, any trust or estate of which he is a trustee, executor or significant beneficiary or any relative or spouse or spouse's relative who lives in his home.  These loans do not represent unfavorable features or more than a normal risk of collectibility. These loans aggregated total $16.1 million and represent approximately 21% of shareholders' equity as of December 31, 2008.

                During 2008, the Bank paid approximately $1.2 million to Forcum-Lannom Contractors, LCC for renovations to full service branches in Franklin and Atoka, Tennessee as well as site work for a lot in Jackson, Tennessee.  Mr. Taylor, a director of the Company, owns 40% of Forcum-Lannom Contractors, LCC and serves as its president.  Mr. Lannom, a director of the Company, holds the position of chairman and chief executive officer of Forcum-Lannom, Inc., which owns 27.5% of Forcum-Lannom Contractors, LLC.  The Bank seeks competitive bids for all of its construction projects.

GENERAL INFORMATION

 Section 16(a) Beneficial Ownership Reporting Compliance

    Our officers and directors are subject to reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934. Based solely on a review of relevant filings and representations made to us by these persons, all changes in beneficial ownership of securities by insiders were reported to the Securities and Exchange Commission in 2008 on a timely basis.

Proposals by Shareholders/Director Selection

    Shareholder proposals intended to be presented in proxy materials to be mailed in 2010 other than nominees to be proposed for election to the board of directors must be submitted by certified or registered mail to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, Tennessee 38025-0370. Such proposals must include proof of ownership of our common stock in accordance with Rule 14a-8(b)(2) promulgated under the Securities Exchange Act of 1934, as amended. We must receive all such proposals not later than November 13, 2009 in order for the nomination or proposal to be included in our proxy statement. Shareholder proposals, other than director nominations, submitted after November 13, 2009 but before January 27, 2009 will not be included in our proxy statement, but may be included in the agenda for our 2010 annual meeting if properly submitted to our Secretary at the address listed above.

    Names of nominees to be proposed for election to the board of directors other than those made by the Nominating Committee must be delivered in writing to the Secretary of the Company no later than December 19, 2009.  The written notice must include the full name of the proposed director, age and date of birth, educational background and a list of business experience and positions held by the proposed director for the preceding five years.  The notice must include home and business addresses and telephone numbers.  In addition, the submission must include a signed representation by the nominee to timely provide all necessary information requested by the Company in order that disclosure requirements may be met in the solicitation of proxies for the election of directors.  The name of each nominee for director must be placed in nomination by a shareholder present in person at the annual meeting.  The nominee must also be present in person at the annual meeting for the nomination to be made.

Shareholder Communication

    Shareholders desiring to communicate directly with the board of directors may do so through the Corporate Governance/Nominating/Compensation Committee by contacting the chairman or any member of the committee.  Committee membership is identified on our website at www.firstcitizens-bank.com or may be obtained by calling the Audit Department at 731-287-4275.  Letters sent via the U.S. Postal Service may be mailed to Chairman, Corporate Governance Committee, First Citizens National Bank Audit Department, P.O. Box 890, Dyersburg, Tennessee  38025-0890.

Other Business

    The board of directors knows of no other business other than that set forth herein to be transacted at the meeting; but, if other matters requiring a vote of shareholders arise, persons designated as proxies will vote their judgment on such matters.  If you specify a different choice on the proxy, your shares will be voted in accordance with the specifications you make.

Annual Reports

A copy of our Annual Report to Shareholders for the year ended December 31, 2008, accompanies this report.  A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 will be furnished without charge to any shareholder who requests such report by sending a written request to:

First Citizens Bancshares, Inc.
P.O. Box 370
Dyersburg, Tennessee 38025-0370
Attention: Judy Long, Secretary

Neither the Annual Report to Shareholders nor the Annual Report Form 10-K is considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

    This proxy statement and our 2008 Annual Report to Shareholders are available in the "About Us - Investor Relations" section of our website at www.firstcitizens-bank.com. If you wish to attend the annual meeting and need directions, please call us at (731) 287-4254.

By Order of the Board of Directors

                /s/ Judy Long
                Judy Long
                 Secretary

Dyersburg, Tennessee
March 13, 2009

APPENDIX A

ARTICLES OF AMENDMENT
TO THE CHARTER
OF
FIRST CITIZENS BANCSHARES, INC.

    In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the "Articles of Amendment") to its charter, as amended (the "Charter"):

First:         The name of the corporation is First Citizens Bancshares, Inc.

Second:    Article 6 of the Charter is hereby deleted in its entirety and replaced with the following:

                Article 6: Capital Stock

                (a)    The aggregate number of shares of capital stock the corporation is authorized to issue is (i) ten million (10,000,000) shares of common stock, all one class having no par value per share,      and (ii) one million (1,000,000) shares of preferred stock, having no par value per share (the "Preferred Stock").

                (b)    Shares of the Preferred Stock may be issued from time to time in one or more classes or series by the corporation's board of directors. The board of directors of the corporation is hereby expressly authorized, subject to the limitations provided by law, to amend this charter to establish and designate classes or series of the Preferred Stock, to fix the number of shares constituting each class or series, and to fix the designations and the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each class or series and the variations in the relative powers, rights, preferences and limitations as between or among classes or series, and to increase and to decrease the number of shares constituting each class or series, and to increase and to decrease the number of shares constituting each class or series. The authority of the board of directors with respect to any class or series shall include, but shall not be limited to, the authority to fix and determine the following:

(i)    The number of shares constituting that class or series and the distinctive designation of that class or series;

(ii)    The increase and the decrease, to a number not less than the number of the outstanding shares of such class or series, of the number of shares constituting such     class or series as theretofore fixed;

(iii)   The rate or rates and the time at which dividends on the shares of such class or series shall be paid, and whether or not such dividends shall be cumulative, and, if  such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

(iv)   Whether or not the shares of such class or series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption,        including, but not limited to, the manner of selecting shares of such class or series for redemption, if less than all shares are to be redeemed, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

(v)    The amount payable on the shares of such class or series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation. A liquidation, dissolution or winding up of the corporation, as such terms are used in this subparagraph (e), shall not be deemed to be occasioned by or to include         any consolidation or merger of the corporation with or into any other entity or entities or a sale, lease or conveyance of all or a part of the assets of the         corporation;

(vi)    Whether or not the shares of such class or series shall have voting rights and the terms and conditions thereof;

(vii)   Whether or not a sinking fund or purchase fund shall be provided for the redemption purchase of the shares of such class or series, and if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof;

(viii)  Whether or not the shares of such class or series shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to, any provision for the adjustment of the conversion rate or the conversion price; and

(ix)    Any other powers, preferences and relative participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be          inconsistent with the provisions of this Article 6 or the limitations provided by applicable law.

Third:    These Articles of Amendment were duly adopted by the board of directors of the corporation on ______________, 2009 and by the shareholders of the corporation on ________, 2009.

Fourth:    Except as amended by these Articles of Amendment, the Charter shall remain in full force and effect.

Dated:    ______________________, 2009

                                                                                                                            FIRST CITIZENS BANCSHARES, INC.

                                                                                                                            By: __________________________________________________

                                                                                                                            Name: ________________________________________________

                                                                                                                            Title: _________________________________________________

FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, a shareholder of First Citizens Bancshares, Inc., hereby appoints William C. Cloar and Steve Williams, and each of them severally, proxies of the undersigned, with full power of substitution, to vote the shares of Capital Stock of First Citizens Bancshares, Inc. held in the name of the undersigned, at the Annual Meeting of Shareholders to be held in the Lipford Room of First Citizens National Bank, on Wednesday, April 15, 2009, at 10:00 A.M., and at all adjournments thereof:

(1) Election of Directors

        [_] For all nominees listed below        [_] Withhold authority to vote for all nominees
                                                                                   listed below

INSTRUCTIONS:   YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE LISTED BELOW BY LINING THROUGH OR STRIKING OUT SUCH INDIVIDUAL'S NAME

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2012

Jeffrey D. Agee, Eddie Eugene Anderson , Christian E. Heckler, Barry T. Ladd, John M. Lannom, Milton E. Magee, G. W. Smitheal, P. H. White, Jr.

(2) Approval of Alexander Thompson Arnold, PLLC as independent registered public accounting firm for the year ending December 31, 2009

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

(3) Approval of the Articles of Amendment to the Charter of First Citizens Bancshares, Inc.

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

(4) To transact other business as may properly come before the meeting or any adjournments thereof

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

This proxy confers authority to vote "For" the propositions listed unless "Against" or "Abstain" is indicated.  If no direction is given, this proxy will be voted "For" the election of all nominees named (provided that in the event cumulative voting occurs, the proxy holders will cumulate votes using their judgment so as to ensure the election of as many of the nominees as possible),  "For" approval of Alexander Thompson Arnold, PLLC as independent registered public accounting firm for the current year and "For" approval of the Articles of Amendment.

Please sign exactly as name appears below.

When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please sign full title. If more than one trustee, all should sign.

Dated March 13, 2009                      Signature ____________________________________________

                                                            Signature if jointly held __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE